Exhibit 99.1

     PRESS RELEASE

For Release:           Immediate

Contacts:                 Matt Pudlowski (314/877-7091) or Scott Monette (314/877-7113)

Ralcorp Holdings, Inc. to Offer Notes

                St. Louis, MO, July 21, 2010 … Ralcorp Holdings, Inc. (NYSE:RAH) (“Ralcorp”) announced today that it intends to offer, subject to market and other conditions, $450 million of its notes in an underwritten public offering.  Ralcorp plans to use the net proceeds of the notes offering to fund, in part, the previously announced and pending acquisition of American Italian Pasta Company.

Credit Suisse Securities (USA) LLC, J.P. Morgan Securities Inc. and Wells Fargo Securities, LLC are acting as joint book-running managers for the offering.

The offering is being made pursuant to a registration statement filed with the Securities and Exchange Commission on July 21, 2010, which has become effective.  A copy of the prospectus relating to the offering may be obtained, when available, from Credit Suisse Securities (USA) LLC, One Madison Avenue, New York, New York 10010, Attn:  Prospectus Department (or by telephone at 1-800-221-1037), J.P. Morgan Securities Inc., 383 Madison Avenue, 3rd Floor, New York, New York 10179, Attn:  Syndicate Desk (or call collect at 1-212-834-4533) or Wells Fargo Securities, LLC, 1525 West W.T. Harris Blvd., NC0675, Charlotte, North Carolina 28262, Attn:  Syndicate Operations (or by telephone at 1-800-326-5897).

This press release does not constitute an offer to sell, or a solicitation of an offer to buy, any of the notes or any other security.  Any such offers, or solicitations to buy, will be made solely by means of a prospectus filed with the Securities and Exchange Commission.

About Ralcorp Holdings

            Ralcorp produces Post-branded cereals, a variety of value brand and store brand foods sold under the individual labels of various grocery, mass merchandise and drugstore retailers, and frozen bakery products sold to in-store bakeries, restaurants and other foodservice customers.  Ralcorp’s diversified product mix includes:  ready-to-eat and hot cereals; nutritional and cereal bars; snack mixes, corn-based chips and extruded corn snack products; crackers and cookies; snack nuts; chocolate candy; salad dressings; mayonnaise; peanut butter; jams and jellies; syrups; sauces; frozen griddle products including pancakes, waffles, and French toast; frozen biscuits and other frozen pre-baked products such as breads and muffins; and frozen dough for cookies, Danishes, bagels and doughnuts.  For more information about Ralcorp, visit the company’s website at www.Ralcorp.com.